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                                                                     EXHIBIT 10A

[DYNCOM INC. LOGO]


                               CUSTOMER AGREEMENT

Thank you for doing business with DynCom Inc. ("DynCom"). It is important that DynCom provides you with high quality products and services. If, at any time, you have any questions or problems, or are not completely satisfied, please contact DynCom as quickly as possible. DynCom's goal is to achieve excellence in all aspects of working with you.

This DynCom Customer Agreement ("Agreement") covers business transactions between you and DynCom, such as your acquiring Equipment, Services and Programs from DynCom.

This Agreement and its applicable Attachments and Transaction Documents are the complete agreement regarding our business and replace any prior oral or written communications between DynCom and you, except as may be incorporated herewith, or hereafter, by reference.

By signing below for our respective enterprises, both parties agree to the terms of this Agreement. Once signed, (1) any reproduction of this Agreement, an Attachment, or Transaction Document made by reliable means (for example, photocopy or facsimile) is considered an original, and (2) all Equipment, Programs and Services you order under this Agreement are subject to it.


Agreed to:                                       Agreed to:


DynCom Inc.                                      Avanti Host Group, Inc.



By:       -- Signed --                           By:      -- Signed --
   -------------------------------                  ----------------------------
       Authorized signature                            Authorized signature

   Curt D. Jansen                                      James E. Logan
   -------------------------------                  ----------------------------
         Name (type or print)                             Name (type or print)

   President & CEO                                     Chairman of the Board
   -------------------------------                  ----------------------------
         Title (type or print)                            Title (type or print)

Date: August 11, 2000                            Date:  August 11, 2000


DynCom Inc.                                      Avanti Host Group, Inc.
2301 Research Boulevard, Suite 203               7900 North West 74th Street
Fort Collins, CO  80526                          Tamarac, FL  33321
Telephone: 970.416.0001                          Telephone: 954.714.1040
Fax: 970.472.4068                                Fax:  954.714.1019

If there is a need to refer to this Agreement, please mention Agreement 0811AHG.

After signing above, please return a copy of this Agreement to DynCom at:

DynCom Inc.
2301 Research Boulevard, Suite 203
Fort Collins, Colorado  80526-1825.

Thank you.


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                                PART 1 - GENERAL

1.1 DEFINITIONS

CUSTOMER-SET-UP EQUIPMENT is any DynCom Equipment that you or your agent install according to DynCom's instructions.

DATE OF INSTALLATION is the following:

     1. for any Equipment that DynCom is responsible for installing, the business day after the day DynCom installs it or, if you defer installation, makes it available to you for subsequent installation by DynCom;

     2. for Customer-set-up Equipment and non-DynCom Equipment, the second business day after the Equipment's standard transit allowance period; and

     3.   for a Program, the latest of:

          a.   the day after its testing period ends,

          b. the second business day after the Program's standard transit allowance period,

          c. the date, specified in a Transaction Document, on which DynCom authorizes you to make a copy of the Program, or

          d. the date you distribute a copy of a chargeable component in support of your authorized use of the Program.

DESIGNATED EQUIPMENT is either (1) the device on which you will use a Program for processing and which DynCom requires you to identify to DynCom by type/model and serial number, or (2) any device on which you use the Program if DynCom does not require you to provide this identification to DynCom.

ENTERPRISE is any legal entity (such as a corporation) and the subsidiaries it owns by more than 50 percent. The term "Enterprise" applies only to the portion of the enterprise located in the United States or Puerto Rico.

EQUIPMENT is an item of equipment or a device, its features, conversions, upgrades, elements or accessories, or any combination of them. The term "Equipment" includes all DynCom Equipment and any non-DynCom equipment or devices that DynCom may provide to you.

MATERIALS are literary works or other works of authorship (such as programs, program listings, programming tools, documentation, reports, drawings and similar works) that DynCom may deliver to you as part of a Service. The term "Materials" does not include Programs or Licensed Internal Code.

PRODUCT is Equipment or a Program.

PROGRAM is the following, including the original and all whole or partial copies:

     1.   machine-readable instructions and data;

     2.   components;

     3.   audio-visual content (such as images, text, recordings, or pictures);
          and

     4.   related licensed materials.

The term "Program" includes any DynCom Program and any non-DynCom Program that DynCom may provide to you. The term does not include Licensed Internal Code or Materials.

SERVICE is performance of a task, provision of advice and counsel, assistance, or access to a resource (such as access to an information database) DynCom makes available to you.


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SPECIFICATIONS is a document that provides information specific to a Product.
For DynCom Equipment, DynCom calls the document "Official Published Specifications." For a DynCom Program, DynCom calls it "Licensed Program Specifications" or "License Information."

SPECIFIED OPERATING ENVIRONMENT is the Equipment and Programs with which a Program is designed to operate, as described in the Program's Specifications.

1.2 AGREEMENT STRUCTURE

ATTACHMENTS: some Products and Services have terms in addition to those DynCom specifies in this Agreement. DynCom provides the additional terms in documents called "Attachments" which are also part of this Agreement. Attachments will be signed by both of us if requested by either of us.

TRANSACTION DOCUMENTS: for each business transaction, DynCom will provide you with the appropriate "Transaction Document" or "Transaction Documents" that confirm the specific details of the transaction. Transaction Documents will be signed by both parties if requested by either party. The following are examples of Transaction Documents with examples of the information they may contain:

     1.   addenda (contract period duration, start date, and total quantity);

     2.   exhibits (eligible Products by category);

     3.   invoices (item, quantity, and amount due);

     4. statements of work (scope of Services, responsibilities, deliverables, completion criteria, estimated schedule or contract period, and charges); and

     5. supplements (Equipment quantity and type ordered, price, estimated shipment date, and warranty period).

CONFLICTING TERMS: If there is a conflict among the terms in the various documents, those of an Attachment prevail over those of this Agreement. The terms of a Transaction Document prevail over those of both of these documents.

DYNCOM'S ACCEPTANCE OF YOUR ORDER: A Product or Service becomes subject to this Agreement when DynCom accepts your order by doing any of the following:

     1.   sending you a Transaction Document;

     2.   shipping the Equipment or making the Program available to you; or

     3.   providing the Service.

YOUR ACCEPTANCE OF ADDITIONAL TERMS: You accept the additional terms in an Attachment or Transaction Document by doing any of the following:

     1.   signing the Attachment or Transaction Document;

     2.   using the Product or Service, or allowing others to do so; or

     3.   making any payment for the Product or Service.

1.3 DELIVERY

DynCom will try to meet your delivery requirements for Products and Services you order, and will inform you of their status. Transportation charges, if applicable, will be specified in a Transaction Document.




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1.4 CHARGES AND PAYMENT

The amount payable for a Product or Service will be based on one or more of the following types of charges:

     1.   one-time (for example, the price of Equipment);

     2. recurring (for example, a periodic charge for Programs or measured use of Services);

     3.   time and materials (for example, charges for hourly Services); or

     4. fixed price (for example, a specific amount agreed to between DynCom Inc. and you for a custom Service),

Depending on the particular Product, Service, or circumstance, additional charges may apply (such as special handling or travel related expenses). DynCom will inform you in advance whenever additional charges apply.

Recurring charges for a Product begin on its Date of Installation. Charges for Services are billed as DynCom specifies which may be in advance, periodically during the performance of the Service, or after the Service is completed.

Amounts are due upon receipt of invoice and payable as DynCom specifies in a Transaction Document. You agree to pay accordingly, including any late payment fee.

If any authority imposes a duty, tax, levy, or fee, excluding those based on DynCom's net income, on any transaction under this Agreement, then you agree to pay that amount as specified in the invoice or supply exemption documentation. You are responsible for personal property taxes for each Product from the date DynCom ships it to you.

One-time and recurring charges may be based on measurements of actual or authorized use (for example, number of users or processor size for Programs, meter readings for maintenance Services, or connect time for network Services). You agree to provide actual usage data if DynCom specifies. If you make changes to your environment that impact use charges, you agree to promptly notify DynCom and pay any applicable charges. Recurring charges will be adjusted accordingly. Unless DynCom agrees otherwise, DynCom does not give credits or refunds for charges already due or paid. In the event that DynCom changes the basis of measurement, DynCom's terms for changing charges will apply.

DynCom may increase recurring charges for Products and Services, as well as labor rates and minimums for Services provided under this Agreement, by giving you three months' written notice. An increase applies on the first day of the invoice or charging period on or after the effective date DynCom specifies in the notice.

DynCom may increase one-time charges without notice. However, an increase to one-time charges does not apply to you if (1) DynCom receives your order before the announcement date of the increase and (2) one of the following occurs within three months after DynCom's receipt of your order:

     1.   DynCom ships you the Equipment or makes the Program available to you;

     2. you make an authorized copy of a Program or distribute a chargeable component of a Program to other Equipment; or

     3.   a Program's increased use charge becomes due.

You receive the benefit of a decrease in charges for amounts which become due on or after the effective date of the decrease.

Services for which you prepay must be used within the applicable contract period. Unless DynCom specifies otherwise, DynCom does not give credits or refunds for unused prepaid Services.

1.5 CHANGES TO THE AGREEMENT TERMS

In order to maintain flexibility in our business relationship, DynCom may change the terms of this Agreement by giving you three months' written notice. However, these changes are not retroactive. They apply, as of the effective date DynCom specifies in the notice, only to new orders and on-going transactions (such as licenses, except that changes to license termination terms are effective only for new orders). Part 5 of this Agreement contains additional provisions for changes to the terms of individual Service transactions. Otherwise, for a change to be valid, both parties must sign it. Additional or different terms in any written communication from you (such as an order) are void.




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1.6 DYNCOM BUSINESS PARTNERS

DynCom Inc. has signed agreements with certain organizations (called "DynCom Business Partners") to promote, market, and support certain Products and Services. When you order DynCom's Products or Services (marketed to you by DynCom Business Partners) under this Agreement, DynCom confirms that DynCom is responsible for providing the Products or Services to you under the warranties and other terms of this Agreement. DynCom is not responsible for (1) the actions of DynCom Business Partners, (2) any additional obligations they have to you, or
(3) any products or services that they supply to you under their agreements.

1.7 MUTUAL RESPONSIBILITIES

Both of us agree that under this Agreement:

     1. neither party grants the other the right to use its trademarks, trade names, or other designations in any promotion or publication without prior written consent;

     2. all information exchanged is nonconfidential. If either party requires the exchange of confidential information, it will be made under a signed confidentiality agreement;

     3.   each party is free to enter into similar agreements with others;

     4. each party grants the other only the licenses and rights specified. No other licenses or rights (including licenses or rights under patents) are granted;

     5. each party may communicate with the other by electronic means and such communication is acceptable as a signed writing. An identification code (called a "user ID") contained in an electronic document is sufficient to verify the sender's identity and the document's authenticity;

     6. each party will allow the other reasonable opportunity to comply before it claims that the other has not met its obligations;

     7. neither party will bring a legal action more than two years after the cause of action arose; and

     8. neither party is responsible for failure to fulfill any obligations due to causes beyond its control.

1.8 YOUR OTHER RESPONSIBILITIES

You agree:

     1. not to assign, or otherwise transfer, this Agreement or your rights under this Agreement, delegate your obligations, or resell any Service, without our prior written consent, which consent shall not be unreasonably withheld. Any attempt to do so is void;

     2. to acquire Equipment with the intent to use them within your Enterprise and not for reselling, leasing, or transferring to a third party, unless either of the following applies:

          a.   you are arranging lease-back financing for the Equipment, or

          b. you purchase them without any discount or allowance, and do not remarket them in competition with DynCom;

     3. to allow DynCom to install mandatory engineering changes (such as those required for safety) on any Equipment. Any parts DynCom removes become DynCom's property. You represent that you have the permission from the owner and any lien holders to transfer ownership and possession of removed parts to DynCom;

     4. that you are responsible for the results obtained from the use of the Products and Services;

     5. to provide DynCom with sufficient, free, and safe access to your facilities for DynCom to fulfill DynCom's obligations; and

     6.   to comply with all applicable export and import laws and regulations.



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1.9 PATENTS AND COPYRIGHTS

For purposes of this Section, the term "Product" includes Materials (alone or in combination with Products DynCom provides to you as a system) and Licensed Internal Code. If a third party claims that a Product DynCom provides to you infringes that party's patent or copyright, DynCom will defend you against that claim at DynCom's expense and pay all costs, damages, and attorney's fees that a court finally awards, provided that you:

     1.   promptly notify DynCom in writing of the claim; and

     2. allow DynCom to control, and cooperate with DynCom in, the defense and any related settlement negotiations.

If such a claim is made or appears likely to be made, you agree to permit DynCom to enable you to continue to use the Product, or to modify it, or replace it with one that is at least functionally equivalent. If DynCom determines that none of these alternatives is reasonably available, you agree to return the Product to DynCom upon DynCom's written request. DynCom will then give you a credit equal to:

     1. for Equipment, your net book value provided you have followed generally-accepted accounting principles;

     2. for a Program, the amount paid by you or 12 months' charges (whichever is less); and

     3.   for Materials, the amount you paid DynCom for the Materials.

This is DynCom's entire obligation to you regarding any claim of infringement.

CLAIMS FOR WHICH DYNCOM IS NOT RESPONSIBLE

DynCom has no obligation regarding any claim based on any of the following:

     1.   anything you provide which is incorporated into a Product;

     2. your modification of a Product, or a Program's use in other than its Specified Operating Environment;

     3. the combination, operation, or use of a Product with other Products not provided by DynCom as a system, or the combination, operation, or use of a Product with any product, data, or apparatus that DynCom did not provide; or

     4. infringement by a non-DynCom Product alone, as opposed to its combination with Products DynCom provides to you as a system.

1.10 LIMITATION OF LIABILITY

Circumstances may arise where, because of a default on DynCom's part or other liability, you are entitled to recover damages from DynCom. In each such instance, regardless of the basis on which you are entitled to claim damages from DynCom (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), DynCom is liable for no more than:

     1. payments referred to in DynCom patents and copyrights terms described above;

     2. damages for bodily injury (including death) and damage to real property and tangible personal property; and

     3. the amount of any other actual direct damages up to the greater of $100,000 or the charges (if recurring, 12 months' charges apply) for the Product or Service that is the subject of the claim. For purposes of this item, the term "Product" includes Materials and Licensed Internal Code.

This limit also applies to any of DynCom's subcontractors and Program developers. It is the maximum for which DynCom and DynCom's subcontractors and Program developers are collectively responsible.

ITEMS FOR WHICH DYNCOM IS NOT LIABLE

Under no circumstances is DynCom, DynCom's subcontractors, or Program developers liable for any of the following:

     1. third-party claims against you for damages (other than those under the first two items listed above);

     2.   loss of, or damage to, your records or data; or



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     3.   special, incidental, or indirect damages or for any economic consequential damages (including lost profits or savings), even if DynCom is informed of their possibility.

1.11 AGREEMENT TERMINATION

You may terminate this Agreement on written notice to DynCom following the expiration or termination of your obligations.

Either party may terminate this Agreement if the other does not comply with any of its terms, provided the one who is not complying is given written notice and reasonable time to comply.

Any terms of this Agreement which by their nature extend beyond the Agreement termination remain in effect until fulfilled, and apply to both of party's respective successors and assignees.

1.12 GEOGRAPHIC SCOPE

All your rights, all DynCom's obligations, and all licenses (except for Licensed Internal Code and as specifically granted) are valid only in the United States and Puerto Rico.

1.13 GOVERNING LAW

The laws of the State of Colorado govern this Agreement.

Nothing in this Agreement affects any statutory rights of consumers that cannot be waived or limited by contract.

                               PART 2 - WARRANTIES

2.1 DYNCOM WARRANTIES

WARRANTY FOR DYNCOM EQUIPMENT

For each piece of DynCom Equipment, DynCom warrants that it:

     1.   is free from defects in materials and workmanship; and

     2.   conforms to its Specifications.

The warranty period for Equipment is a specified, fixed period commencing on its Date of Installation. During the warranty period, DynCom provides repair and exchange Service for the Equipment, without charge, under the type of Service DynCom designates for the Equipment.

If Equipment does not function as warranted during the warranty period and DynCom is unable to either (1) make it do so, or (2) replace it with one that is at least functionally equivalent, you may return it to DynCom and DynCom will refund your money.

Additional terms regarding Service for Equipment during and after the warranty period are contained in Part 5.

WARRANTY FOR DYNCOM PROGRAMS

For each warranted DynCom Program, DynCom warrants that when it is used in the Specified Operating Environment, it will conform to its Specifications.

The warranty period for a Program expires when its Program Services are no longer available.



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During the warranty period, DynCom provides defect-related Program Services without charge. Program Services are available for a warranted Program for at least one year following its general availability.

If a Program does not function as warranted during the first year after you obtain your license and DynCom is unable to make it do so, you may return the Program to DynCom and DynCom will refund your money. To be eligible, you must have obtained your license while Program Services (regardless of the remaining duration) were available for it. Additional terms regarding Program Services are contained in Part 4.

WARRANTY FOR DYNCOM SERVICES

For each DynCom Service, DynCom warrants that DynCom performs it:

     1.   using reasonable care and skill; and

     2. according to its current description (including any completion criteria) contained in this Agreement, an Attachment, or a Transaction Document.

WARRANTY FOR SYSTEMS

Where DynCom provides Products to you as a system, DynCom warrants that the products are compatible and will operate with one another. This warranty is in addition to DynCom's other applicable warranties.

2.2 EXTENT OF WARRANTY

If any Equipment is subject to federal or state consumer warranty laws, DynCom's statement of limited warranty included with the Equipment applies in place of these Equipment warranties.

The warranties will be voided by misuse, accident, modification, unsuitable physical or operating environment, operation in other than the Specified Operating Environment, improper maintenance by you, removal or alteration of Product or parts identification labels, or failure caused by a product for which DynCom is not responsible,

THESE WARRANTIES ARE YOUR EXCLUSIVE WARRANTIES AND REPLACE ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

2.3 ITEMS NOT COVERED BY WARRANTY

DynCom does not warrant uninterrupted or error-free operation of a Product or Service or that DynCom will correct all defects.

DynCom will identify DynCom Products that DynCom does not warrant.

Unless DynCom specifies otherwise, DynCom provides Materials, non-DynCom Products, and non-DynCom Services WITHOUT WARRANTIES OF ANY KIND. However, non-DynCom manufacturers, suppliers, or publishers may provide their own warranties to you.

                               PART 3 - EQUIPMENT

3.1 TITLE AND RISK OF LOSS

When DynCom accepts your order, DynCom agrees to sell you the Equipment described in a Transaction Document. DynCom transfers title to you or, if you choose, your lessor, when DynCom ships the Equipment. However, DynCom reserves a purchase money security interest in the Equipment until DynCom receives the amounts due. For a feature, conversion, or upgrade involving the removal of parts which become DynCom property, DynCom reserves the security interest until DynCom receives the amounts



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due and the removed parts. You agree to sign an appropriate document to permit
DynCom to perfect DynCom's purchase money security interest. DynCom bears the risk of loss for the Equipment up to and including its Date of Installation. Thereafter, you assume the risk.

3.2 PRODUCTION STATUS

All DynCom Equipment is manufactured from new parts, or new and used parts. In some cases, the Equipment may not be new and may have been previously installed. Regardless of the Equipment's production status, DynCom's appropriate warranty terms apply.

3.3 INSTALLATION

For the Equipment to function properly, it must be installed in a suitable physical environment. You agree to provide an environment meeting the specified requirements for the Equipment.

DynCom has standard installation procedures. DynCom will successfully complete these procedures before DynCom considers any DynCom Equipment (other than Equipment for which you defer installation or Customer-set-up Equipment) installed.

You are responsible for installing Customer-set-up Equipment (DynCom will provide instructions to enable you to do so) and non-DynCom Equipment.

EQUIPMENT FEATURES, CONVERSIONS, AND UPGRADES

DynCom will sell features, conversions, and upgrades for installation on Equipment, and, in certain instances, only for installation on designated, serial-numbered Equipment. Many of these transactions involve the removal of parts and their return to DynCom. As applicable, you represent that you have the permission from the owner and any lien holders to (1) install features, conversions, and upgrades and (2) transfer ownership and possession of removed parts (which become DynCom property) to DynCom. You further represent that all removed parts are genuine, unaltered, and in good working order. A part that replaces a removed part will assume the warranty or maintenance Service status of the replaced part. You agree to allow DynCom to install the feature, conversion, or upgrade within 30 days of its delivery. Otherwise, DynCom may terminate the transaction, and you must return the feature, conversion, or upgrade to DynCom at your expense.

3.4 LICENSED INTERNAL CODE

Certain Equipment DynCom specifies (called "Specific Equipment") uses Licensed Internal Code (called "Code"). DynCom owns copyrights in Code or has the right to license Code. DynCom or a third party owns all copies of Code, including all copies made from them. DynCom will identify each Specific Equipment in a Transaction Document. If you are the rightful possessor of Specific Equipment, DynCom grants you a license to use the Code (or any replacement DynCom provides) on, or in conjunction with, only the Specific Equipment, designated by serial number, for which the Code is provided. DynCom licenses the Code to only one rightful possessor at a time.

Under each license, DynCom authorizes you to do only the following;

     1. execute the Code to enable the Specific Equipment to function according to its Specifications;

     2. make a backup or archival copy of the Code (unless DynCom makes one available for your use), provided you reproduce the copyright notice and any other legend of ownership on the copy. You may use the copy only to replace the original, when necessary; and

     3. execute and display the Code as necessary to maintain the Specific Equipment.

You agree to acquire any replacement for, or additional copy of, Code directly from DynCom in accordance with DynCom's standard policies and practices. You also agree to use that Code under these terms.



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You may transfer possession of the Code to another party only with the transfer of the Specific Equipment. If you do so, you must (1) destroy all your copies of the Code that were not provided by DynCom, (2) either give the other party all your DynCom-provided copies of the Code or destroy them, and (3) notify the other party of these terms. DynCom licenses the other party when it accepts these terms by initial use of the Code. These terms apply to all Code you acquire from any source.

Your license terminates when you no longer rightfully possess the Specific Equipment.

ACTIONS YOU MAY NOT TAKE

You agree to use the Code only as authorized above. You may not do, for example, any of the following:

     1. otherwise copy, display, transfer, adapt, modify, or distribute the Code (electronically or otherwise), except as DynCom may authorize in the Specific Equipment's Specifications or in writing to you;

     2. reverse assemble, reverse compile, or otherwise translate the Code unless expressly permitted by applicable law without the possibility of contractual waiver;

     3.   sublicense or assign the license for the Code; or

     4.   lease the Code or any copy of it.

3.5 MACHINE CODE

For certain Equipment DynCom may provide basic input/output system code, utilities, diagnostics, device drivers, or microcode (collectively called "Machine Code"). This Machine Code is licensed under the terms of the agreement provided with it.

                                PART 4 - PROGRAMS

4.1 LICENSE

When DynCom accepts your order, DynCom grants you a nonexclusive, nontransferable license to use the Program. Programs are owned by DynCom and are copyrighted and licensed (not sold).

4.2 LICENSE DETAILS

Under each license, DynCom authorizes you to:

     1. use the Program's machine-readable portion on only the Designated Equipment. If the Designated Equipment is inoperable, you may use other Equipment temporarily. If the Designated Equipment cannot assemble or compile the Program, you may assemble or compile the Program on other Equipment. If you change a Designated Equipment previously identified to DynCom, you agree to notify DynCom of the change and its effective date;

     2.   use the Program to the extent of authorizations you have acquired;

     3. make and install copies of the Program, to support the level of use authorized, provided you reproduce the copyright notices and any other legends of ownership on each copy or partial copy; and

     4.   use any portion of the Program DynCom (1) provides in source form, or
          (2) marks restricted (for example, "Restricted Materials of DynCom Inc.") only to a. resolve problems related to the use of the Program, and b. modify the Program so that it will work together with other products.

You agree to comply with any additional terms DynCom may place on a Program. DynCom identifies these in the Program's Specifications or in a Transaction Document.



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ACTIONS YOU MAY NOT TAKE

You agree not to:

     1.   reverse assemble, reverse compile, or otherwise translate the Program;
          and

     2.   sublicense, rent, or lease the Program.

4.3 PROGRAM COMPONENTS NOT USED ON THE DESIGNATED EQUIPMENT

Some Programs have components that are designed for use on Equipment other than the Designated Equipment on which the Program is used. You may make copies of a component and its documentation in support of your authorized use of the Program provided you notify DynCom of the component's actual date of distribution.

4.4 DISTRIBUTED SYSTEM LICENSE OPTION

For some Programs, you may make a copy under a Distributed System License Option (called a "DSLO" copy). DynCom charges less for a DSLO copy than DynCom does for the original license (called the "Basic" license). In return for the lesser charge, you agree to do the following while licensed under a DSLO:

     1.   have a Basic license for the Program;

     2. provide problem documentation and receive Program Services (if any) only through the location of the Basic license; and

     3. distribute to, and install on, the DSLO's Designated Equipment, any release, correction, or bypass that DynCom provides for the Basic license.

4.5 PROGRAM TESTING

DynCom provides a testing period for certain Programs to help you evaluate if they meet your needs. If DynCom offers a testing period, it will start (1) the second business day after the Program's standard transit allowance period, or
(2) on another date specified in a Transaction Document. DynCom will inform you of the duration of the Program's testing period. DynCom does not provide testing periods for DSLO copies.

4.6 PACKAGED PROGRAMS

DynCom provides certain Programs together with their own license agreements. These Programs are licensed under the terms of the agreements provided with them.

4.7 PROGRAM PROTECTION

For each Program, you agree to:

     1. ensure that anyone who uses it (accessed either locally or remotely) does so only for your authorized use and complies with DynCom's terms regarding Programs; and

     2. maintain a record of all copies and provide it to DynCom at DynCom's request.

4.8 PROGRAM SERVICES

DynCom provides Program Services for warranted Programs and for selected other Programs. If DynCom can reproduce your reported problem in the Specified Operating Environment, DynCom will issue defect correction information, a restriction, or a bypass. DynCom provides Program Services for only the unmodified portion of a current release of a Program.

DynCom provides Program Services (1) on an on-going basis (with at least six months' written notice before DynCom terminates Program Services), (2) until the date DynCom specifies, or (3) for a period DynCom specifies.

4.9 LICENSE TERMINATION

You may terminate the license for a Program on one month's written notice, or at any time during the Program's testing period.

Licenses for certain replacement Programs may be acquired for an upgrade charge. When you acquire these replacement Programs, you agree to terminate the license of the replaced Programs when charges become due, unless DynCom specifies otherwise.

DynCom may terminate your license if you fail to comply with its terms. If DynCom does so, your authorization to use the Program is also terminated.

                                PART 5 - SERVICES

5.1 DYNCOM SERVICES

Services may be either standard offerings or customized to your specific requirements. Each Service transaction may include one or more Services that:

     1.   expire at task completion or an agreed upon date;

     2. automatically renew as another transaction with a specified contract period. Renewals will continue until either party terminates the Service; or

     3. do not expire and are available for your use until either DynCom or you terminates the Service.

5.2 PERSONNEL

Each party is responsible for the supervision, direction, and control of said party's personnel. DynCom reserves the right to determine the assignment of DynCom's personnel. DynCom may subcontract a Service, or any part of it, to subcontractors selected by DynCom.

5.3 MATERIALS OWNERSHIP AND LICENSE

DynCom will specify Materials to be delivered to you. DynCom will identify them as being "Type I Materials," "Type II Materials," or otherwise. If not specified, Materials will be considered Type II Materials.

Type 1 Materials are those, created during the Service performance period, in which you will have all right, title, and interest (including ownership of copyright). DynCom will retain one copy of the Materials. You grant DynCom (1) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, distribute (internally and externally) copies of, and prepare derivative works based on, Type I Materials and (2) the right to authorize others to do any of the former.

Type II Materials are those, created during the Service performance period or otherwise (such as those that preexist the Service), in which DynCom or third parties have all right, title, and interest (including ownership of copyright). DynCom will deliver one copy of the specified Materials to you. DynCom grants you an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, and distribute, within your Enterprise only, copies of Type II Materials.

Both parties agree to reproduce the copyright notice and any other legend of ownership on any copies made under the licenses granted in this Section.

Any idea, concept, know-how, or technique which relates to the subject matter of a Service and is developed or provided by either party, or jointly by both parties, in the performance of a Service may (subject to applicable patents and copyrights) be freely used by either party.

5.4 CHANGES TO SERVICE TERMS

DynCom may change the terms of Services that are renewable or non-expiring by giving you three months' written notice. However, these changes are not retroactive. They apply immediately to renewal transactions and as of the effective date DynCom specifies in the notice to all existing transactions. If DynCom makes a change to the terms of a renewable Service that (1) affects your current contract period and (2) you consider unfavorable, on your request, DynCom will defer it until the end of that contract period. When both parties agree to change any Services statement of work other than as described above, DynCom will prepare a written description of the agreed change (called a "Change Authorization"), which both parties must sign. The terms of a Change Authorization prevail over those of the statement of work and any of its previous Change Authorizations.

5.5 RENEWAL

Renewable Services renew automatically for a same length contract period unless either party provides written notification (at least one month prior to the end of the current contract period) to the other of its decision not to renew.

5.6 TERMINATION AND WITHDRAWAL

Either party may terminate a Service if the other does not meet its obligations concerning the Service.

You may terminate a non-expiring Service, without adjustment charge, on one month's written notice to DynCom provided you have met all minimum requirements specified in the applicable Attachments and Transaction Documents.

You may terminate a renewable Service or a non-expiring maintenance Service, without adjustment charge, on notice to DynCom provided you have met all minimum requirements specified in the applicable Attachments and Transaction Documents and any of the following circumstances occur:

     1. you permanently remove the eligible Product, for which the Service is provided, from productive use within your Enterprise;

     2. the eligible location, for which the Service is provided, is no longer controlled by you (for example, because of sale or closing of the facility);

     3. an increase in the Service charges, either alone or in combination with prior increases over the previous twelve months, is more than the maximum specified in the applicable Service Transaction Document. If no maximum is specified, then this circumstance does not apply; or

     4. the Equipment has been under maintenance Services for at least six months and you give DynCom one month's written notice prior to terminating the maintenance Service.

For all other circumstances, you may terminate an expiring or renewable Service on one month's written notice to DynCom but such termination will result in adjustment charges equal to the lesser of:

     1.   the charges remaining to complete the contract period; or

     2.   one of the following if specified in the Transaction Document -

          a. the charges remaining to complete the contract period multiplied by the adjustment factor specified, or

          b.   the amount specified.

You agree to pay DynCom for all Services DynCom provides and any Products and Materials DynCom delivers through Service termination and any charges DynCom incurs in terminating subcontracts.

DynCom may withdraw a renewable or non-expiring Service or support for an eligible Product on three months' written notice to you. If DynCom withdraws a Service for which you have prepaid and DynCom has not yet fully provided it to you, DynCom will give you a prorated refund.

Any terms which by their nature extend beyond termination or withdrawal remain in effect until fulfilled and apply to respective successors and assignees.

5.7 SERVICE FOR EQUIPMENT (DURING AND AFTER WARRANTY)

DynCom provides certain types of repair and exchange Service either at your location or at a service center to keep Equipment in, or restore it to, conformance with the Equipment's Specifications. DynCom will inform you of the available types of Service for Equipment. DynCom may repair the failing Equipment or exchange it at DynCom's discretion.

When the type of Service requires that you deliver the failing Equipment to DynCom, you agree to ship it suitably packaged (prepaid unless DynCom specifies otherwise) to a location DynCom designates. After DynCom has repaired or exchanged the Equipment, DynCom will return it to you at DynCom's expense unless DynCom specifies otherwise. DynCom is responsible for loss of, or damage to, your Equipment while it is (1) in DynCom's possession or (2) in transit in those cases where DynCom is responsible for the transportation charges.

You agree to:

     1. obtain authorization from the owner to have DynCom service Equipment that you do not own; and

     2.   where applicable, before DynCom provides Service -

          a. follow the problem determination, problem analysis, and service request procedures that DynCom provides,

          b. secure all programs, data, and funds contained in any Equipment, and

          c.   inform DynCom of changes in any Equipment's location.

When Service involves the exchange of Equipment or a part, the item DynCom replaces becomes DynCom's property and the replacement becomes yours. You represent that all removed items are genuine and unaltered. The replacement may not be new, but will be in good working order and at least functionally equivalent to the item replaced. The replacement assumes the warranty or maintenance Service status of the replaced item. Before DynCom exchanges a piece of Equipment or part, you agree to remove all features, parts, options, alterations, and attachments not under DynCom's service. You also agree to ensure that the item is free of any legal obligations or restrictions that prevent its exchange.

Any feature, conversion, or upgrade DynCom services must be installed on Equipment which is (1) for certain Equipment, the designated, serial-numbered Equipment and (2) at an engineering-change level compatible with the feature, conversion, or upgrade.

Repair and exchange Services do not cover:

     1. accessories, supply items, and certain parts, such as batteries, frames, and covers;

     2. Equipment damaged by misuse, accident, modification, unsuitable physical or operating environment, or improper maintenance by you;

     3. Equipment with removed or altered Equipment or parts identification labels;

     4.   failures caused by a product for which DynCom is not responsible; or

     5.   service of Equipment alterations.

DynCom manages and installs engineering changes that apply to DynCom Equipment and may also perform preventive maintenance.

DynCom provides maintenance Services for selected non-DynCom Equipment.

5.8 MAINTENANCE COVERAGE

When you order Equipment maintenance Services under this Agreement, DynCom will inform you of the date on which the maintenance Services will begin. DynCom may inspect the Equipment within one month following that date. If the Equipment is not in an acceptable condition for service, you may have us restore it for a charge. Alternatively, you may withdraw your request for maintenance Services. However, you will be charged for any maintenance Services which DynCom has performed at your request.

                            [DYNCOM INC. LETTERHEAD]


August 17, 2000

Customer:         Avanti Host Group, Inc.
                  Mr. James E. Logan
                  Chairman of the Board
                  7900 North West 74th Terrace
                  Tamarac, Florida  33321

Reference:        0811AHG

Transaction Document #1:  Statement of Work

         Avanti Host Group, Inc. ("Avanti") hereby retains DynCom Inc. ("DynCom") to perform the work set out in this statement of work. The objective is to enable Avanti to offer a bingo operation on its ship, Golden Goose.

         This project presently appears to have the following phases:

         0.       Business Plan, Project Plan (ASAP).
         I.       Onboard bingo (operations target:  November 1).
         II.      Enhancements (target to be determined).

         Each Phase after Phase 0 has the following parts:

         A.       Analysis and specification; Project Plan
         B.       Detail design; subcontractor contracts
         C.       Prototyping
         D.       Testing
         E.       Implementation
         F.       Acceptance testing
         G.       Operation

         It is presently anticipated that DynCom will be the General Contractor for this project, drawing on the talents and resources of its own staff, independent contractors, and equipment manufacturers. DynCom's Project Manager will be Michael B. Maw, and he will be assisted, as needed, by David Breeding, Charles Caserta, Don Jorgenson and Andrew Tarbox (see Attachment A).

         Phase 0, Business Plan and Project Plan. The primary objective of Phase 0 is to determine the complexity and scope of the solution needed. If DynCom understands the complexity and scope, DynCom will be able to provide you with the necessary information to make your investment decision.

         DynCom will need to have a copy of your business plan for the boat bingo project as soon as possible. If you do not have a formal business plan, or if there is insufficient detail, DynCom will assist you in doing that work as part of Phase 0. For your convenience, attached is a form of Mutual

Non-Disclosure Agreement (as Attachment B), and DynCom would be pleased to sign a similar form that you provide.

         The final business plan, with each subcontractor's work defined and a copy of the boat specifications (including layouts, as developed to date), has to be in place before DynCom can ask others to initiate work, and before it would be reasonable for you to commit further funds.

         Given the November 1 deadline, it would be in your interest to have the Phase 0 completed as soon as possible. At present, it is anticipated that Phase 0 will last for ten days from your commitment to the project. If it would help to expedite matters, I would be pleased to visit you for a couple of days or so next week to work on the Plan.

         In conjunction with the Business Plan, there has to be a detailed Project Plan, making specific work assignments, detailing every specification, allocating resources, fixing timelines, and identifying bottlenecks. It would take at least two days of focused work, perhaps as much as a week, to do the preliminary (but sufficient to get started) version of the Project Plan. There would be some collaboration with all others involved (which means there will be relatively minor outside labor cost).

         The budget for Phase 0 is $25,000, plus expenses, and the deliverables will be the detailed Business Plan (Bingo Operation) and the preliminary Project Plan focused on the boat bingo solution, although the Business Plan may forecast a plan of action for an Internet operation. Before this Phase starts, DynCom needs $20,000 as a down payment, and the balance will be due upon presentation of the deliverables. In order to assist you in expediting this project, you may wire the down payment (please refer to the attached Wire Instructions).

         Regarding a budget for the overall project, which will be determined by the end of Phase 0, there are many of uncertainties, such as the licensing cost of the bingo software, royalties, etc. As a preliminary guestimate, we are looking at a budget with a range of $100,000 to $250,000 to bring up an on-ship only bingo solution, and the final amount, which could be less or more, will depend upon the features and options that you select. It is agreed that upon delivery of a solution that meets your specifications, DynCom will be entitled to a "10% of the gross" participation in your bingo project.


Attachments

Transaction Document Accepted:


-- Signed --                                -- Signed --
---------------------------------           ---------------------------------
James E. Logan                              Michael B. Maw
Chairman of the Board                       Project Manager
Avanti Host Group, Inc.                     DynCom Inc.

                                  ATTACHMENT A

              BIOGRAPHICAL INFORMATION REGARDING PROJECT PRINCIPALS

PROJECT MANGER:

         MICHAEL B. MAW is the Chief Financial Officer, Chief Administrative Officer, Treasurer, Secretary, a director of DynCom Inc., and Chairman of the Strategic Planning Committee. Mr. Maw's major responsibilities include financial functions, administration, corporate secretary functions, product development, project management and planning. Mr. Maw is also an Instructor of Business Planning, Colorado State University. Prior to joining the Company in May 1999, Mr. Maw was a financial consultant to Voice It Worldwide, Inc. and served as its Acting Chief Financial Officer. Mr. Maw managed all aspects of the financial affairs of Voice It and prepared the financial information for SEC filings. Earlier in his career, Mr. Maw was General Counsel and Secretary for Interbank Card Association (now known as MasterCard(R)International, "MasterCard"). He managed the Rules and Regulations and structures that permitted MasterCard to grow from a couple of thousand US banks exchanging paper, to over 18,000 international financial institutions engaged in electronic interchange and EFT through complex computer networks. At MasterCard, he was also the Chair of its Strategic Planning Committee and an ex officio member of its International, Operations, Marketing and Security Committees. He thereafter joined The Equitable Life Assurance Society as Managing Attorney. As such, he was the CAO and CIO of the Law Department, and designed and installed the first computer systems and automation projects in the Executive Office, achieving a 15% reduction in staff. Between 1981 and 1998, Mr. Maw consulted to and advised software development companies, international enterprises, professional firms and diverse businesses. Education: BA Yale University, History. LL.B. Columbia University. MBA Fordham University (distinction in Strategic Planning and International Business).

PROJECT TEAM:

       DAVID E. BREEDING is the Chief Technology Officer of DynCom Inc. His responsibilities include ensuring effective staffing and equipping of the development and demonstration lab (the Innovation Laboratory), and evaluating the technology to be used. Prior to joining DynCom, he worked in the design and development organization of a multi-national telecommunications manufacturer (Erikson) where he was responsible for gathering user requirements, specifying products, planning projects, and providing high-level designs. Before that, he worked in a similar capacity for a multi-national data communications firm, and for a major computer manufacturer. He has had extensive experience with using, improving, and leading the software development process in both large and small organizations. Mr. Breeding has an M.S. degree in Computer Science from the University of Texas at Dallas.

         CHARLES J. CASERTA is a recently elected Director of DynCom Inc., is a management and marketing consultant for start-up and early development stage companies. In September 1998 Mr. Caserta liquidated his position in a company, IFS International, of which he was Founder, President and CEO. IFS was founded in 1981 on the business model of developing systems for automated teller machines (ATMs). He was responsible for company growth to 40% market share of NCR ATMs in the U.S. and Canada and 100+ employees. During the course of his career he gained experience building leading-edge systems, worldwide sales/distribution channels, and service organizations in the Electronic Fund Transfer market for debit/credit/smart card authorization and Electronic Commerce. He became an expert in identifying and capturing market opportunities, building international alliances and sales organizations for driving long-term revenue growth. Some career highlights are:

        o Acquired Convey Companies, Inc. of Dayton, Ohio, a market leader and IFS' main competitor in the ATM software market.

        o Repositioned the company from a pure systems provider to a total solution and integration service provider of hardware, software, card design, card production and advertising.

        o Developed sales strategies, business plans and objectives for market penetration of a new IBM Mainframe Electronic Funds Transfer Systems developed by IFS for ATMs and Point of Sale devices to authorize and route financial transaction requests to Local Debit Card networks, Visa, MasterCard and American Express.

        o Vision to pioneer state of the art "Open Systems" technologies for EFT Management Systems. The first in industry to develop and install a front end Electronic Funds Transfer System designed with UNIX utilizing an open RDBMS.

        o Raised $1.5M in seed R&D money in a second private placement while building a high profile Board of Directors to assist in the launch of UNIX based "Open Systems" EFT product.

        o Identified and captured chip smart card opportunities with VISA International to develop the strategic central host system for the launch of VISA Cash. Resulted in a multi-million dollar license and services agreement. The seven initial systems licensed were utilized by VISA International in various countries to support VISA Cash implementations for some of the largest banks in the world including Citibank, Sumitomo Credit, Daiei OMC, Nippon Shinpan, Barclays, Nations Bank, Bank of America, Lloyds Bank, Berliner Bank, Abbey National and others.

        o Identified and closed contract with Card Key Systems for a proprietary chip card system to include merchant processing, funds pool management, ACH Clearing, market evaluation reporting, transaction collection and Smart Card Issuance tracking which was a critical development to round out our smart card system offering. Over one million cards purchased for issuance.

        DON R. JORGENSON. Mr. Jorgenson is an engineering executive with extensive experience in process and system control, internet and information appliances, and voice and data communications. Mr. Jorgenson is particularly interested in working on DynCom's Black Box project, and his experience includes working at the machine language and operating systems level. He is presently the President of Quo Corporation of Fort Collins, and has an extensive corporate experience, including having been the CEO, Director of Engineering, of Horizon Technology, Inc., a public company. Education: B.S. Engineering/Physics and M.S. Electrical Engineering, Colorado State University, 1975 and 1976.

        ANDREW TARBOX. is a recently elected Director of DynCom Inc. He formed Thornebrook Associates in 1985 to provide programming and smart card technical expertise. The current Company focus is fostering relationships between financial institutions and technology companies. Some important work experiences include:

        MASTERCARD INTERNATIONAL, INC., Vice President, Chip Card Implementation

        o Developed a detailed presentation for the Global Board of Directors for the estimated $12 Billion, 7-year global migration to smart cards.

          o Managed and participated in the development and global deployment of a joint smart card standard with Visa and Europay.

          o Managed the development of a series of multi-media smart card education programs to educate member banks and the industry on smart card issues.

          o Managed the development of joint Chip/SET business requirements with Visa and Europay to support Electronic Commerce on the Internet.

          o Managed MasterCard's representation before ISO, ANSI, CAFE, APACS, C4 as well as other standards and banking organizations.

          o Conducted numerous public presentations and interviews with print, radio and television on smart card issues around the world. QUADRUM TELECOMMUNICATIONS, INC., International Sales Manager.

     o Created and managed a new international division for the company. TELEMEDIACARTE, Executive Vice President.

     o Created a new division of TeleMediaCarte which developed markets for smart card applications in North America

HOLDER OF U.S. PATENT: 5,705,798 System and method for processing a customized financial transaction card. Filed December 16, 1994.

                                  ATTACHMENT B

              MUTUAL NON-CIRCUMVENTION AND NON-DISCLOSURE AGREEMENT

This Mutual Non-Circumvention and Non-Disclosure Agreement (the "Agreement") is made effective as of August 10, 2000 (the "Effective Date"), by and between Avanti Host Group, Inc., c/o James E. Logan, of 7900 North West 74th terrace, Tamarac, Florida 33321, hereafter referred to as "Avanti", and DynCom Inc., a Colorado corporation located at 2301 Research Boulevard, Suite 203, Fort Collins, Colorado 80526, hereafter referred to as "DynCom". "The Parties" shall refer to both Avanti and DynCom separately and severally.

"Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information, including patent, copyright and trade secret information, methods, processes, ideas, algorithms, apparatus, equipment and formulas related to software development, data processing and submission of credit card transactions, consumer electronics and/or new technology including (without limitation) information concerning research, development, manufacture, purchasing, engineering, marketing, merchandising and selling such products and services, and business information (sales and marketing research, materials, plans, accounting and financial information, personnel records and the like, and finance and financing data and information). Confidential Information includes information provided by one party to the other party in confidence, proprietary and trade secret information. Confidential Information also includes all features, designs, technical information and know-how of and relating to either party's products and services and business which are provided to the other party in confidence.

Disclosure of Confidential Information by either of The Parties is a part of a proposed business transaction or contract for services. In consideration of this disclosure, The Parties agree that the disclosure is expressly limited and restricted pursuant to this Agreement.

Avanti acknowledges that a confidential relationship exists between Avanti and DynCom. DynCom acknowledges that a confidential relationship exists between it and Avanti. The Parties acknowledge that Confidential Information will be disclosed to each other in reliance on that confidential relationship as well as the terms of this Agreement.

The Parties agree that neither will make use of, disseminate, disclose or in any way circulate any Confidential Information which is supplied to or obtained by it in writing, orally or by observation, except to the extent permitted hereunder.

The Parties agree that either may disclose Confidential Information within its organization only to the extent necessary for negotiations, discussions or consultations with the other party, and then only to those of its employees, contractors and agents who need to know such information and who have first agreed to be bound by the terms and conditions of this Agreement.

The Parties agrees that each treat all Confidential Information with the same degree of care as each accords to its own Confidential Information, and The Parties warrant that each exercises all reasonable and appropriate care to protect its own Confidential Information. Written information deemed confidential shall be marked as "Confidential".

The Parties further agree that each shall not publish, copy, or disclose any Confidential Information to any third party, either orally or in writing, and that it shall use its best efforts to prevent inadvertent disclosure of such Confidential Information to any third party.

When requested by the party and at the termination of the relationship giving rise to the need for this Agreement, both Parties agree to return and deliver to the other party any and all of the other party's Confidential Information and all copies thereof in its possession or the possession of its employees. The Parties also agree to return or destroy any and all documents, equipment or other information created or derived from Confidential Information. If requested by the other party, the opposing party agrees to provide to the party of the first part written certification that all such documents, equipment and other information created or derived from Confidential Information and all Confidential Information has been destroyed.

This Agreement shall not apply to specific information if:

         The information is now or later becomes generally available to the public from a source with a right to disclose the information;

         The information is already known to the party of the first part prior to disclosure by the other party, as evidenced by its written records;

         The information is supplied to either of The Parties in a non-confidential manner by a third party which did not have an obligation of confidentiality; or

         It is agreed in writing by the party of the providing party that the information may be disclosed.

The Parties agree that neither shall in any way circumvent or attempt to circumvent the other party and make contact with or deal with third parties, the knowledge of which and of the relationships were made known through Confidential Information. Despite the exemption of specific information pursuant other provisions of this Agreement, this Agreement shall remain in full force and effect with regard to all other Confidential Information for a term of three years from the date hereof.

This Agreement shall govern all communications and disclosures by The Parties, its employees and agents that are made during the period from the effective date of this Agreement to the date on which either party receives from the other written notice that subsequent communications shall not be so governed; provided, however, that The Parties' obligations with respect to Confidential Information which it has previously received shall continue after any such notice or termination of this Agreement, unless the information ceases to be confidential. This agreement shall be effective for a period of twelve (12) months commencing with the date of the original indicated above.

The Parties acknowledge that all Confidential Information is, and shall be, owned solely by the party disseminating the Confidential Information and that the unauthorized disclosure or use of such Confidential Information could cause irreparable harm and significant injury which may be difficult to ascertain. Accordingly, the receiving party agrees that the disclosing party shall have the right to seek an immediate injunction enjoining any breech of this Agreement and shall be entitled to equitable relief in addition to other remedies and recovery of costs and attorneys' fees.

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, United States of America.

All notices, requests, demands or other communications under this Agreement shall be in writing and may be sent by mail or facsimile, to the addressee and offices specified below. Notices sent by fax shall be deemed delivered on the date sent, and notices sent by mail shall be deemed delivered within five (5) business days after mailing. Either party may change its address for purposes hereof with appropriate prior written notice to the other party. Notices hereunder shall be directed to:

         If to Avanti, to:

         Avanti Host Group, Inc.
         Attention:  James E. Logan
         7900 North West 74th Terrace
         Tamarac, Florida  33321
         Fax #: 1-954-714-1019

         If to DynCom, to:

         Attention:  Curt Jansen
         DynCom Inc.
         2301 Research Boulevard, Suite 203
         Fort Collins, Colorado  80526
         Fax #: 1-907-472-4068

This document evidences this Agreement and represents the entire agreement between Avanti and DynCom. It may not be modified or terminated except by written agreement signed by both parties. No course of conduct, action or inaction on either party's part shall be deemed to be a waiver of any of its rights under this Agreement.

If any portion of this Agreement is determined to be unenforceable, the remaining provisions shall remain in full force and effect.

This Agreement may be executed in multiple counterparts, each of which shall be an original, all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, The Parties have executed this Agreement in duplicate as of the date first above written.


Avanti Host Group, Inc.                        DynCom Inc.




by: /s/ JAMES E. LOGAN                         by: /s/ CURT D. JANSEN
   ----------------------------------             -----------------------------
James E. Logan, Chairman of the Board          Curt D. Jansen, President & CEO


-------------------------------------          --------------------------------
Date                                           Date

                            [DYNCOM INC. LETTERHEAD]


August 11, 2000


Mr. James E. Logan                                 Fax:   1. 954.714.1019
Chairman of the Board                       This fax has 3 pages
Avanti Host Group, Inc.                            Phone: 1.954.714.1040
7900 North West 74th Terrace
Tamarac, Florida  33321


Dear Jim:

         DynCom is looking forward to working with you to develop an on-ship "bingo" solution, and later an on-ship Internet "bingo" solution, for the Golden Goose.

         Let me start with the bottom line: DynCom can do it. However, the time frame is extremely short; we need to get rolling quickly to hit the November 1 target. So, this letter can serve as a preliminary contract to get us started.

         There can be a realistic budget for the ship-only bingo project once you and I set the specifications, and then gather information from the prospective subcontractors. Most of the cost of any version will depend upon your decisions. For example, if you plan to start with a single display (Brian indicated that you wanted 20 or so such displays), the overall cost is reduced dramatically, not only by the cost of each display but also by the cost of the infrastructure. Another example: if you want to sell bingo cards on the ship through an ATM-like device that accepts bank cards, rather than through a human agent who accepts only cash, then there has to be expensive software, communications links, the ATM-device, etc. All of which is to say: we need to work together sooner than later to get a fix on your specifications.

         First, DynCom's view of the structure of the work is as follows:

         This project has the following phases:

         0.       Contract with General Contractor, Business Plan, Project Plan
                  (ASAP).
         I.       Onboard bingo (operations target:  November 1).
         II.      Enhancements (target to be determined).

         Each Phase after Phase 0 has the following parts:

         A.       Analysis and specification; Project Plan
         B.       Detail design; subcontractor contracts
         C.       Prototyping
         D.       Testing
         E.       Implementation
         F.       Acceptance testing
         G.       Operation

         DynCom will be the General Contractor for this project, drawing on the talents and resources of its own staff, independent contractors, and equipment manufacturers. Although there is not yet a contract, DynCom has moved forward and identified a number of possible software developers who can provide the required gaming software, and technical experts who can configure the communications and financial infrastructure to accommodate the "bingo" solution (Charles Caserta, Don Jorganson and Andrew Tarbox - see Attachment A - previously supplied). At the moment, I will be the Project Manager (see also Attachment A - previously supplied).

         Second, I would like to discuss the point of attack: Phase 0.

         Phase 0, item 1, Contract. While this letter can serve as our initial agreement, there should be both a general form of contract and then detailed plans. Regarding the general form of contract, I have borrowed a form of agreement from a large East Coast company, which is being edited to fit our situation. It is a long contract, and in the tradition of East Coast lawyers the contract will actually say very little with a lot of words; it should be ready shortly.

         Phase 0, item 2, Business Plan. In order to proceed most quickly, DynCom will need to have a copy of your business plan for the boat project as fast as possible. If you do not have a formal business plan, or if there is insufficient detail, DynCom will do that work as part of Phase 0. For your convenience, I am attaching a form of Mutual Non-Disclosure Agreement (as Attachment B - previously supplied), and DynCom would be pleased to sign your form if you prefer.

         The "final" business plan, with each subcontractor's work defined and a copy of the boat specifications (including layouts, as developed to date), has to be in place before we can ask others to do further work. Given the deadline, I would like to have the "final" plan finished by August 18. If it would help to expedite matters, I would be pleased to visit you for a couple of days or so next week to work on the Plan.

         Phase 0, item 3, Project Plan. In conjunction with the Business Plan, there has to be a detailed Project Plan, making specific work assignments, detailing every specification, allocating resources, fixing timelines, and identifying bottlenecks. It would take at least two days of focused work, perhaps as much as a week, to do the preliminary (but sufficient to get started) version of the Project Plan. There would be some collaboration with all others involved (which means there will be relatively minor outside labor cost).

         The budget for Phase 0 is $25,000, plus expenses, and the deliverables would be the detailed Business Plan and the preliminary Project Plan focused on the boat bingo solution, although the Business Plan may forecast a plan of action for an Internet operation. Before this Phase starts, DynCom needs $20,000 as a down payment, and the balance will be due upon presentation of the deliverables.

         Third, I would like to address the overall budget.

         There are a lot of uncertainties, such as the licensing cost of the bingo software, royalties, and identifying the long-term goals. Based on an extremely preliminary guestimate, we are looking at a budget with a range of $200,000 to $250,000 to bring up an on-ship only bingo solution, and the final amount, which could be less or more, will depend upon the features and options that you select. Since you and Fred discussed a low-budget solution that would entail a 10% of the gross participation in the bingo project, DynCom will use its best efforts to keep costs to a minimum and to do the work as quickly as possible. As part of Phase 0 and the Business Plan, there will be a better estimate, and by the end of Phase I (Onboard bingo), Part B (Detail design; subcontractor contracts), there should be a final budget.

         Lastly, the current projected date for completion, November 1, 2000, is ambitious and may require working on several phases at the same time, rather than proceeding linearly. As soon as we are a little further down the track with a business plan and project plan, I will raise with you foreseeable problems and bottlenecks.

         Please let me know if you have any questions. If you would like to get underway, please accept this proposal letter by signing below and faxing back. Oh yes, and please let me know if you would like to send a check or wire the funds.

         Best personal regards,


                                               Sincerely,




Attachments [previously supplied]

Proposal Accepted:


 /s/ JAMES E. LOGAN
------------------------------------
James E. Logan
Chairman of the Board
Avanti Host Group, Inc.



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